                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G*

                    Under the Securities Exchange Act of 1934


                       DAIRY MART CONVENIENCE STORES, INC.

                                (Name of Issuer)

                      CLASS A COMMON STOCK, $.01 PAR VALUE

                         (Title of Class of Securities)

                                    233860204

                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

      / / Rule 13d-1(b)

      /X/ Rule 13d-1(c)

      / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 16 Pages


                                  SCHEDULE 13G

CUSIP NO. 233860204

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            NEW FRONTIER CAPITAL, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------

                  5   SOLE VOTING POWER
   NUMBER OF            294,500 SHARES
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY            0 SHARES
      EACH        --------------------------------------------------------------
    REPORTING     7   SOLE DISPOSITIVE POWER
     PERSON             294,500 SHARES
      WITH        --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                        0 SHARES
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            294,500 SHARES
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
            PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 3 of 16 Pages


                                    SCHEDULE 13G

CUSIP NO. 233860204

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            FOUNDER CAPITAL, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------

                  5   SOLE VOTING POWER
   NUMBER OF            294,500 SHARES
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY            0 SHARES
      EACH        --------------------------------------------------------------
    REPORTING     7   SOLE DISPOSITIVE POWER
     PERSON             294,500 SHARES
      WITH        --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                        0 SHARES
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            294,500 SHARES
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
            PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 4 of 16 Pages


                                  SCHEDULE 13G

CUSIP NO. 233860204

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            WILLIAM L. MUSSER, JR.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES
--------------------------------------------------------------------------------

                  5   SOLE VOTING POWER
   NUMBER OF            314,900 SHARES
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY            0 SHARES
      EACH        --------------------------------------------------------------
    REPORTING     7   SOLE DISPOSITIVE POWER
     PERSON             314,900 SHARES
      WITH        --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                        0 SHARES
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            314,900 SHARES
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            9.9%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 5 of 16 Pages


                                    SCHEDULE 13G

CUSIP NO. 233860204

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            WESTWARD, INC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            CAYMAN ISLANDS
--------------------------------------------------------------------------------

                  5   SOLE VOTING POWER
   NUMBER OF            7,900 SHARES
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY            0 SHARES
      EACH        --------------------------------------------------------------
    REPORTING     7   SOLE DISPOSITIVE POWER
     PERSON             7,900 SHARES
      WITH        --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                        0 SHARES
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            7,900 SHARES
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
            CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 16 Pages


                                  SCHEDULE 13G

CUSIP NO. 233860204

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            WILLIAM L. MUSSER CO., INC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------

                  5   SOLE VOTING POWER
   NUMBER OF            7,900 SHARES
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY            0 SHARES
      EACH        --------------------------------------------------------------
    REPORTING     7   SOLE DISPOSITIVE POWER
     PERSON             7,900 SHARES
      WITH        --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                        0 SHARES
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            7,900 SHARES
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /X/

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.3%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
            CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 16 Pages


                                  SCHEDULE 13G

CUSIP NO. 233860204

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            THE WILLINPHILA FOUNDATION
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            NEW YORK
--------------------------------------------------------------------------------

                  5   SOLE VOTING POWER
   NUMBER OF            10,000 SHARES
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY            0 SHARES
      EACH        --------------------------------------------------------------
    REPORTING     7   SOLE DISPOSITIVE POWER
     PERSON             10,000 SHARES
      WITH        --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                        0 SHARES

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             10,000 SHARES
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
            OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 16 Pages


                                  SCHEDULE 13G

CUSIP NO. 233860204

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            EDWIN W. COLMAN FAMILY TRUST
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            WISCONSIN
--------------------------------------------------------------------------------

                  5   SOLE VOTING POWER
   NUMBER OF             2,500 SHARES
     SHARES       --------------------------------------------------------------
  BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY            0 SHARES
      EACH        --------------------------------------------------------------
    REPORTING     7   SOLE DISPOSITIVE POWER
     PERSON             2,500 SHARES
      WITH        --------------------------------------------------------------
                  8   SHARED DISPOSITIVE POWER
                         0 SHARES

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             2,500 SHARES
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  /X/

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
            OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 9 of 16 Pages


ITEM 1(a).  NAME OF ISSUER:

      This statement relates to the securities issued by Dairy Mart Convenience Stores, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      The address of the Company's principal executive offices is One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio 44236.

ITEM 2(a).  NAME OF PERSON FILING:

     This Statement is being filed by New Frontier Capital, L.P. ("New Frontier"), Founder Capital, L.P. ("Founder Capital"), William L. Musser, Jr., Westward, Inc. ("Westward"), William L. Musser Co., Inc., the Willinphila Foundation, and the Edwin W. Colman Family Trust (the "Colman Family Trust").

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The address of the principal business office of New Frontier, Founder Capital, William L. Musser, Jr. and William L. Musser Co., Inc. is 919 Third Avenue, New York, New York 10022. The principal business office of Westward is Hemisphere Fund Managers Ltd., Genesis Building, Jennett Street, P.O. Box 30362-SMB, George Town, Grand Cayman, Cayman Islands. The principal business address of the Willinphila Foundation is 167 East 82nd Street, New York, New York 10028-1856. The principal business address of the Colman Family Trust is Godfrey & Kahn, 780 North Water Street, Milwaukee, Wisconsin 53202.

ITEM 2(c).    CITIZENSHIP:

     New Frontier and Founder Capital are Delaware limited partnerships. William
L. Musser Co., Inc. is a Delaware corporation. William L. Musser, Jr. is a United States citizen. Westward is a Grand Cayman corporation. The Willinphila Foundation is organized under the laws of New York. The Colman Family Trust is organized under the laws of Wisconsin.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

      Class A Common Stock.

ITEM 2(e).    CUSIP NUMBER:

      233860204

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c):

                                                             Page 10 of 16 Pages


      Inapplicable.

ITEM 4.       OWNERSHIP.


      (a)   Amount Beneficially Owned:

                     New Frontier                           294,500 Shares
                     Founder Capital                        294,500 Shares
                     William L. Musser, Jr.                 314,900 Shares
                     Westward                               7,900 Shares
                     William L. Musser Co., Inc.            7,900 Shares
                     The Willinphila Foundation             10,000 Shares
                     Colman Family Trust                    2,500 Shares

      (b) Percent of Class:

                  New Frontier                              9.3%
                  Founder Capital                           9.3%
                  William L. Musser, Jr.                    9.9%
                  Westward                                  0.3%
                  William L. Musser Co., Inc.               0.3%
                  The Willinphila Foundation                0.3%
                  Colman Family Trust                       0.1%

      (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                       New Frontier                         294,500 Shares
                       Founder Capital                      294,500 Shares
                       William L. Musser, Jr.               314,900 Shares
                       Westward                             7,900 Shares
                       William L. Musser Co., Inc.          7,900 Shares
                       The Willinphila Foundation           10,000 Shares
                       Colman Family Trust                  2,500 Shares

            (ii) shared power to vote or to direct the vote:

                       New Frontier                         0 Shares
                       Founder Capital                      0 Shares

                                                             Page 11 of 16 Pages


                       William L. Musser, Jr.               0 Shares
                       Westward                             0 Shares
                       William L. Musser Co., Inc.          0 Shares
                       The Willinphila Foundation           0 Shares
                       Colman Family Trust                  0 Shares

            (iii) sole power to dispose or to direct the disposition of:

                       New Frontier                         294,500 Shares
                       Founder Capital                      294,500 Shares
                       William L. Musser, Jr.               314,900 Shares
                       Westward                             7,900 Shares
                       William L. Musser Co., Inc.          7,900 Shares
                       The Willinphila Foundation           10,000 Shares
                       Colman Family Trust                  2,500 Shares

            (iv) shared power to dispose or to direct the disposition of:

                        New Frontier                        0 Shares
                        Founder Capital                     0 Shares
                        William L. Musser, Jr.              0 Shares
                        Westward                            0 Shares
                        William L. Musser Co., Inc.         0 Shares
                        The Willinphila Foundation          0 Shares
                        Colman Family Trust                 0 Shares

      Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward, the Willinphila Foundation and the Colman Family Trust hereby declare that the filing of this Statement shall not be construed as an admission that any person other than New Frontier is the beneficial owner of the 294,500 Class A Common Shares covered by this Statement as to which New Frontier has sole dispositive power (the "New Frontier Shares") and none of William L. Musser Co., Westward, the Willinphila Foundation and/or the Colman Family Trust has either the power to vote or dispositive power over the New Frontier Shares.

      Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward, the Willinphila Foundation and the Colman Family Trust hereby declare that the filing of this Statement shall not be construed as an admission that any person other than Westward is the beneficial owner of the 7,900 Class A Common Shares covered by this Statement as to which Westward has sole dispositive power (the "Westward Shares") and none of New Frontier, Founder Capital, the Willinphila Foundation and/or the Colman Family Trust has either the power to vote or dispositive power over the Westward Shares.

                                                             Page 12 of 16 Pages


       Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward, the Willinphila Foundation and the Colman Family Trust hereby declare that the filing of this Statement shall not be construed as an admission that any person other than the Willinphila Foundation, is the beneficial owner of the 10,000 Class A Common Shares covered by this Statement as to which Willinphila Foundation has sole dispositive power (the "Willinphila Foundation Shares") and none of New Frontier, Founder Capital, William L. Musser Co., Westward, and/or the Colman Family Trust has either the power to vote or dispositive power over the Willinphila Foundation Shares.

      Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward, the Willinphila Foundation and the Colman Family Trust hereby declare that the filing of this Statement shall not be construed as an admission that any person other than the Colman Family Trust, is the beneficial owner of the 2,500 Class A Common Shares covered by this Statement as to which the Colman Family Trust has sole dispositive power (the "Colman Family Trust Shares") and none of New Frontier, Founder Capital, William L. Musser Co., Westward and/or the Willinphila Foundation has either the power to vote or dispositive power over the Colman Family Trust Shares.

     New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward, the Willinphila Foundation and the Colman Family Trust hereby declare that New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., the Willinphila Foundation and the Colman Family Trust do not have a beneficial ownership interest in Westward.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Inapplicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

      Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

      Inapplicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


       New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward, the Willinphila Foundation and the Colman Family Trust hereby declare that no agreement exists among them to act together for the purpose of acquiring, holding, voting or disposing of Class A Common Shares covered by this Statement. Pursuant to Rule 13d-5(b)(1) under the Securities Exchange Act, as

                                                             Page 13 of 16 Pages


amended, New Frontier, Founder Capital, William L. Musser, Jr., William L. Musser Co., Inc., Westward, the Willinphila Foundation and the Colman Family Trust may be deemed to be members of a group by virtue of the power of William
L. Musser, Jr. to directly or indirectly dispose of or cause the disposition of the Class A Common Shares covered by this Statement.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

      Inapplicable.

ITEM 10.    CERTIFICATION.

            By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 14 of 16 Pages



      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  November 24, 1998


                                          NEW FRONTIER CAPITAL, L.P.
                                          By:   Founder Capital, L.P.
                                                General Partner


                                          By:  /s/ William L. Musser, Jr.
                                               --------------------------------
                                                William L. Musser, Jr.
                                                General Partner


                                          WESTWARD, INC.
                                          By:   William L. Musser Co., Inc.
                                                Investment Manager


                                          By:  /s/ William L. Musser, Jr.
                                               --------------------------------
                                                William L. Musser, Jr.
                                                President


                                          WILLINPHILA FOUNDATION

                                          By:    /s/ William L. Musser Jr.
                                               --------------------------------
                                                William L. Musser Jr.
                                                Co-Trustee

                                          EDWIN W. COLMAN FAMILY TRUST


                                          By:   /s/ Carol Colman Timmis
                                               --------------------------------
                                                Carol Colman Timmis
                                                Co-Trustee